                                                                   EXHIBIT 12(d)


                             BANKBOSTON CORPORATION
  COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                     PREFERRED STOCK DIVIDEND REQUIREMENTS

                        (Including Interest on Deposits)

The Corporation's ratios of earnings to combined fixed charges and preferred stock dividend requirements (including interest on deposits) for the five years ended December 31, 1997 were as follows:



                                                              Years Ended December 31,
                                           ---------------------------------------------------------------------
(Dollars in millions)
                                               1997           1996           1995           1994            1993
                                               ----           ----           ----           ----            ----
Net income                                  $    879       $    650       $    678       $    542       $    367
Extraordinary items, net of tax                                                                 7
Cumulative effect of changes
   in accounting principles, net of tax                                                                      (24)
Income tax expense                               589            483            529            422            262
                                               -----          -----          -----          -----          -----
     Pretax earnings                           1,468          1,133          1,207            971            605
                                               =====          =====          =====          =====          =====
Fixed charges:
     Portion of rental expense
     (net of sublease
     rental income) which
     approximates the
     interest factor                              39             40             38             35             36
Interest on borrowed funds                      1050            873          1,079          1,038            384
Interest on deposits                           1,685          1,680          1,791          1,301          1,177
                                               -----          -----          -----          -----          -----
          Total fixed charges                  2,774          2,593          2,908          2,374          1,597

Preferred stock dividend
   requirements                                   53             65             68             67             61
                                               -----          -----          -----          -----          -----
Total combined fixed charges
   and preferred stock dividend
   requirements                             $  2,827       $  2,658       $  2,976       $  2,441       $  1,658
                                               =====          =====          =====          =====          =====

Earnings (for ratio calculation)
   (Pretax earnings
   plus total fixed charges)                $  4,242       $  3,726       $  4,115       $  3,345       $  2,202
                                               =====          =====          =====          =====          =====

Ratio of earnings to combined
   fixed charges and preferred
   stock dividend requirements                  1.50           1.40           1.38           1.37           1.33
                                               =====          =====          =====          =====          =====

For purposes of computing the consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements "earnings" represent income before extraordinary items and cumulative effect of changes in accounting principles plus applicable income taxes and fixed charges. "Fixed charges" include gross interest expense (including interest on deposits) and the proportion deemed representative of the interest factor of rent expense, net of income from subleases. Pretax earnings required for preferred stock dividends were computed using tax rates for the applicable year.